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                                                                    Exhibit 99.1



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549


March 21, 2002



Dear Sirs:

We have received a letter dated March 21, 2002 from our auditors, Arthur Andersen LLP ("AA"), containing certain representations concerning AA's ability to comply with professional standards including their quality control system for the U.S. accounting and auditing practice, appropriate continuity of AA personnel working on the audit and availability of national office consultation.




/s/ Jeffrey A. Schwartz
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Chief Executive Officer and President



/s/ Hoshi Printer
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Executive Vice President and
Chief Financial Officer